SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "**Agreement**"), is made as of the 18 day of September, 2020 (the "**Closing Date**") by and between Jeffrey A. Hechtman not individually, but solely as trustee of the BioLife4D - SM Trust under Trust Agreement dated March 31, 2017 (the "**Seller**"), Kate Lewis (the "**Purchaser**").

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, 1,200,000 of the Voting Common Stock, par value $0.00001 per share (the "**Purchased Shares**"), of BioLife4D Corporation, a Delaware corporation (the "**Company**").

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1. Defined Terms. In addition to the terms defined above and elsewhere herein, the following terms used in this Agreement have the meanings set forth in this Section 1.

1.1. "**Deemed Liquidation Event**" means each of (a) any merger or consolidation of the Company with or into any other entity or Person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such merger, consolidation or reorganization own less than 50% of the voting power of the surviving entity immediately after such merger, consolidation or reorganization; (b) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company's voting power is transferred; (c) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company taken as a whole, in a single transaction or series of related transactions, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company, or (d) liquidation, dissolution or winding up of the Company.

1.2. "**Person**" means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.3. "**Shareholder**" means any holder of shares of the Company, from time to time, and "**Shareholders**" means any of them.

1.4. "**Shares**" means shares of the Company, or securities convertible or exchangeable therefor.

1.5. "**Securities Act**" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.6. "**Transfer**" means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Purchased Shares.

2. Purchase and Sale of the Purchased Shares.

2.1. Sale and Issuance of Purchased Shares. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing (as defined in Section 2.2), and Seller agrees to sell and issue to Purchaser at the Closing, the Purchased Shares, for up to $13.50 per share with a maximum aggregate purchase price of $16,200,000 (the "**Purchase Price**"). Purchaser will pay the Purchase Price to Seller in four installments, as follows:

(a) Within three days after the Closing Date, Purchaser shall pay to Seller $120,000 by wire transfer of immediately available funds to an account designated by Seller.

(b) On the two-year anniversary of the Closing Date, Purchaser shall pay to Seller $120,000 by wire transfer of immediately available funds to an account designated by Seller.

(c) On the three-year anniversary of the Closing date, Purchaser shall pay to Seller $120,000 by wire transfer of immediately available funds to an account designated by Seller.

(d) Until the balance of the Purchase Price is paid by Purchaser to Seller pursuant to Section 2.1(e), Purchaser will immediately remit to Seller all dividends received in respect of the Purchased Shares; provided, however, that the maximum amount that Purchaser shall pay to Seller under this Section 2.1(d) shall not exceed $15,840,000.

(e) The balance of the Purchase Price will be paid by Purchaser to Seller by wire transfer of immediately available funds to an account designated by Seller as follows: upon the sale, transfer, assignment, liquidation or conveyance by Purchaser of any of the Purchased Shares ("**Sold Shares**"), Purchaser shall pay to Seller 50% of the gross amount of the sales price of the Sold Shares; provided, however, that the maximum amount that Purchaser shall pay to Seller under this Section 2.1(e) shall not exceed $15,840,000 less any amount paid by Purchaser to Seller pursuant to Section 2.1(d).

2.2. Closing; Delivery. The purchase and sale of the Purchased Shares shall take place remotely via the exchange of necessary share transfer documents and signatures, at 10:00 a.m., on the Closing Date (the "**Closing**"). Purchaser shall be deemed to be the holder of the Purchased Shares effective as of the Closing.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as of the Closing Date as follows:

3.1. Organization. Seller is duly organized and validly existing and under the laws of the State of Illinois.

3.2. Capitalization. Purchaser has received a capitalization table dated July 31, 2020. Purchaser acknowledges that two equity crowdfunding subscriptions representing 255,556 shares of non-voting equity common stock were received but not yet funded and are not reflected on the capitalization table dated July 31, 2020.

5437537/5/17438.000

3.3. Authorization. All action required to be taken by Seller in order to authorize the transaction has been taken prior to the Closing. All action on the part of Seller necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement, and the delivery of the Purchased Shares has been taken prior to or contemporaneously with the Closing. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4. Title to Shares. Seller has title to the Purchased Shares free of clear of all liens, encumbrances and restrictions other than restrictions under applicable state and federal securities laws.

4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of the Closing Date as follows:

4.1. Authorization. Purchaser has full power and authority to enter into the Agreements. This Agreement, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2. Purchase Entirely for Own Account. The Purchased Shares are acquired by Purchaser for Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Purchaser is not party to any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Purchased Shares.

4.3. Disclosure of Information. Purchaser has had an opportunity to discuss the Company's business, management, financial affairs and the terms and conditions of the purchase of the Purchased Shares with the Company's management and has had an opportunity to review the Company's facilities. The Company has made available to Purchaser all the information that Purchaser has requested for deciding whether to purchase the Purchased Shares. Purchaser has not requested that the Company deliver any written disclosure of the types of information customarily furnished to purchasers of securities.

4.4. Restricted Securities. Purchaser understands that the Purchased Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed herein. Purchaser understands that the Purchased Shares are

"restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Purchased Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser understands that no public market now exists for the Purchased Shares, and that the Company has made no assurances that a public market will ever exist for the Purchased Shares.

4.5. Legends. Purchaser understands that the Purchased Shares and any securities issued in respect of or exchange for the Purchased Shares, may be notated with one or all of the following legends:

(a) "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

(b) "THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SHARES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF AN AGREEMENT BY AND BETWEEN THE SHAREHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY, BUT NEED NOT BE, PROVIDED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Purchased Shares represented by the certificate, instrument, or book entry so legended.

4.6. Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5. Transfer Restriction.

5.1. For a period of five years following the Closing Date (the "**Restriction Period**"), Purchaser shall not Transfer any shares of the Purchased Stock other than as permitted or required by this Agreement or with the consent of Seller. Any attempted Transfer of Purchased Stock in contravention of this Agreement shall be void and of no effect, shall not be recorded in the stock transfer book of the Company, shall not relieve Purchaser of his obligations hereunder, and shall not convey to the purported transferee any rights with respect to the Purchased Stock purported to be Transferred.

6. Refusal Rights.

6.1. Transfer Notice. Following the Restriction Period, if Purchaser proposes to Transfer any of the Purchased Shares, then Purchaser shall promptly give written notice (the

"**Transfer Notice**") to Seller. The Transfer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of the Purchased Shares to be Transferred (the "**Transfer Shares**"), the nature of such Transfer, a written offer to purchase from the prospective purchaser or transferee, the consideration to be paid per Transfer Share, and the name and address of each prospective purchaser or transferee.

6.2. Seller Refusal Rights. Seller shall have the right, but not the obligation, to purchase all or any of the Transfer Shares (the "**Right of First Refusal**"), which right may be exercised by Seller in favor of one or more designees, in its discretion. Seller shall exercise such Right of First Refusal by giving written notice to Purchaser within 15 days after receiving the Transfer Notice (the "**Seller Exercise Period**").

6.3. ROFR Closing. The closing of the Transfer of the applicable portion of the Transfer Shares to Seller shall occur within 30 days after the expiration of Seller Exercise Period (the "**Refusal Rights Closing**"). At the Refusal Rights Closing, such certificates or other instruments will be delivered, duly endorsed for transfer, free and clear of all liens and encumbrances, to Seller (or its designee(s)) in consummation of the Transfer of the Transfer Shares pursuant to the terms and conditions specified in the Transfer Notice, and Seller (or its designee(s)) will remit to Purchaser the consideration per share of Transfer Shares as contained in the Transfer Notice.

6.4. Other Transfer. To the extent Seller has not elected to exercise all or any portion of its Right of First Refusal, with respect to all or a portion of the Transfer Shares ("**Unexercised Subject Shares**"), Purchaser may, not later than 90 days following delivery to Seller of the Transfer Notice, enter into an agreement providing for the closing of the Transfer of the Unexercised Subject Shares covered by the Transfer Notice within 30 days of such agreement on terms and conditions not materially more favorable to the transferor than those described in the Transfer Notice. Any proposed Transfer on terms and conditions materially more favorable than those described in the Transfer Notice, as well as any subsequent proposed Transfer of any of the Purchased Shares by Purchaser, shall again be subject to the Right of First Refusal and shall require compliance by Purchaser with the procedures described in this Section 6.

6.5. Subject to Drag-Along. Notwithstanding the foregoing, the Right of First Refusal shall not apply to any sales or Transfers pursuant to Section 7 hereof.

7. Drag-Along Right.

7.1. Definitions. A "**Sale**" shall mean any of: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from Shareholders Shares representing more than 50% of the outstanding voting Shares (a "**Stock Sale**"); (b) any sale by Seller of any Shares which Seller elects to have subject to this Section 7 and so notifies the Purchaser in writing; or (c) a Deemed Liquidation Event.

7.2. Actions to be Taken. In the event that Seller approves a Sale in writing, then Purchaser hereby agrees:

(a) if such transaction requires Shareholder approval, with respect to all Shares that Purchaser owns or over which Purchaser otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company or Seller to consummate such Sale;

(b) if such transaction is a Stock Sale, to sell the same proportion of Shares beneficially held by Purchaser as is being sold by Seller to the Person to whom Seller proposes to sell their Shares, and, except as permitted in Section 7.3 below, on the same terms and conditions as Seller;

(c) to execute and deliver all related documentation and take such other action in support of the Sale as shall reasonably be requested by the Company or Seller in order to carry out the terms and provision of this Section 7, including without limitation, (i) promptly executing and delivering any instruments of conveyance and transfer and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates (if any) duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), assignments, releases (including general releases, whether relating to the Company or otherwise) and any similar or related documents; and (ii) joining into any indemnification obligations (including escrows, hold back or other similar arrangements to support such indemnity obligations) or other obligations to which Seller and any affiliates agree in connection with the Sale, including, without limitation, any restrictive covenants (such as, without limitation, confidentiality covenants);

(d) to refrain from exercising any dissenters' rights or rights of appraisal under applicable law at any time with respect to such Sale;

(e) if the consideration to be paid in exchange for the Shares pursuant to this Section 7 includes any securities and due receipt thereof by any Person would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Person of any information other than such information as a prudent issuer would generally furnish in an offering made solely to "accredited investors" as defined in Regulation D promulgated under the Securities Act, Seller may cause to be paid to Purchaser in lieu thereof, against surrender of the Shares which would have otherwise been sold by Purchaser, an amount in cash equal to the value ascribed to such securities in the Sale of, and if no such value is ascribed, the fair value (as determined in good faith by the Company) of the securities which Purchaser would otherwise receive as of the date of the issuance of such securities in exchange for the Shares;

(f) to appoint Seller or any designee thereof as its representative in connection with any sale agreement with customary provisions (including the right to resolve any potential indemnification claims or other disputes on behalf of Purchaser, execute and deliver all amendments, waivers, releases and other documents necessary, proper, required, contemplated or deemed advisable by Seller in connection with the Sale; and

(g) in the event that Seller, in connection with such Sale, appoints a representative (the "**Shareholder Representative**") with respect to matters affecting the Shareholders under the applicable definitive transaction agreements following consummation of such Sale, (i) to consent to (x) the appointment of such Shareholder Representative, (y) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (z) the payment of Purchaser's pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable expenses to such Shareholder Representative in connection with such Shareholder Representative's services and duties in connection with such Sale and its related service as the representative of the Shareholders, and (ii) not to assert any claim or commence any suit against the Shareholder Representative or any other shareholder of the Company with respect to any action or inaction taken or failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent fraud or willful misconduct.

7.3. Exceptions. Notwithstanding the foregoing, Purchaser will not be required to comply with Section 7.2 above in connection with any proposed Sale (the "**Proposed Sale**") unless any representations and warranties and covenants to be made by Purchaser in connection with the Proposed Sale shall be no more burdensome than those provided by Seller.

8. Miscellaneous.

8.1. Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of Seller and Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

8.2. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3. Governing Law. This Agreement shall be governed by the internal law of the State of Illinois, without regard to its choice of law principles.

8.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6. Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon e-mail (with confirmed receipt), or personal delivery or one business day after being sent by recognized overnight courier service to the party to be notified at the address indicated below, or at such other address as such party may designate by 10 days' prior written notice to the other parties:

If to Seller:

BioLife4D – SM Trust
c/o Steven Morris
5237 Hilltop Road
Long Grove, Illinois 60047
E-mail: smorris@biolife4d.com

with a copy to:

Horwood Marcus & Berk Chartered
500 W. Madison Street
Suite 3700
Chicago, IL 60661
Attention: Jeffrey A. Hechtman
E-mail: jhechtma@hmblaw.com

If to Purchaser:

Kate Lewis
PO Box 5084
Buffalo Grove, IL 60089
Email: kate@nottinghamassociates.net

8.7. Attorneys' Fees. If any claim, action at law or in equity is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.8. Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of Seller and Purchaser. Any amendment or waiver effected in accordance with this Section 8.8 shall be binding upon Purchaser and each transferee of the Purchased Shares and Seller.

8.9. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.10. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or

an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.11. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.12. Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located in Cook County, State of Illinois for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located in Cook County, State of Illinois, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

8.13. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.14. Power of Attorney. Purchaser hereby irrevocably constitutes and appoints the Company as its true and lawful representative and attorney-in-fact, granting unto such attorney-in-fact full power of substitution and with full power and authority in Purchaser's name, place and stead to make, execute, acknowledge, deliver, swear to, file and record in all necessary or appropriate places all documents, certificates or instruments that the Company deems

appropriate to carry out the provisions of Section 6 or Section 7 hereof. The foregoing grant of power of attorney shall survive the death, incompetency or incapacity of Purchaser.

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IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

SELLER:

BIOLIFE 4D – SM TRUST

By: [signature]

Name: Jeffrey Hechtman
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Title: Trustee

PURCHASER:

[signature]
Signature

Name: Kathleen S. Lewis
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